EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), is dated August 3, 2006 and effective as of March 31, 2006, between Michael Kowalsky (the “Executive”) and Medallion Financial Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Company has employed Executive pursuant to an employment agreement dated February 20, 1996 and subsequent agreements dated March 29, 1999 and February 3, 2003, as amended (collectively, the “Prior Agreements”); and

WHEREAS, the Company wishes to continue the employment of Executive, and Executive wishes to continue to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1. Employment.

1.1 Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ Executive and Executive hereby agrees to continue his employment by the Company.

1.2 Employment Period. Unless terminated pursuant to Section 4 hereof, the term of this Agreement shall commence on the date first written above (the “Commencement Date”) and shall continue until June 30, 2009 (the “Initial Employment Period”). The Initial Employment Period shall be extended automatically without further action by either party by one additional yearly periods (added to the end of the Initial Employment Period) commencing July 1, 2009, and on each succeeding July 1 thereafter (each a “Subsequent Employment Period”), unless, not later than one hundred eighty (180) days prior to the end of the then applicable period, either the Company or Executive shall have notified the other in writing of its intention not to renew this Agreement. The Initial Employment Period, together with any extension thereof pursuant to this Section 1.2, shall be referred to as the “Employment Period.”

2. Position; Duties and Responsibilities.

2.1 General. During the Employment Period, Executive shall serve as the Executive Vice President of the Company, President of the Company’s subsidiary Freshstart Venture Capital Corp. and President of the Company’s subsidiary Medallion Funding Corp. Notwithstanding the titles listed above, Executive shall be the primary executive in charge of the Company’s taxi medallion loan portfolio within and without the New York area with all persons/functions in the medallion lending area reporting to Executive. Executive shall have such duties and responsibilities as are consistent with and customarily assigned to his position with the Company. Executive shall also have such other reasonable duties and responsibilities as may from time to time be assigned to him by the Chief Executive Officer, the President, the Board of Directors (the “Board”). During the Employment Period, Executive shall devote his full attention and time to the business and affairs of the Company and shall carry out such duties and responsibilities faithfully and to the best of his ability. Executive may also be required to perform such additional duties within his business expertise for the Company’s subsidiaries as may be reasonably requested from time to time by the Chief Executive Officer, the President, the Board.

2.2 Exclusivity. During the Employment Period and subject to the Company’s Code of Conduct, Executive shall not engage in any other business activities that interfere in any material respect with the duties and responsibilities of Executive hereunder.

3. Compensation and Related Matters.

3.1 Base Salary. For the period between the Commencement Date and June 30, 2006, the Company shall pay to Executive a base salary (the “Base Salary”) of $245,300. For each twelve-month period during the Employment Period, commencing with the twelve-month period beginning on the July 1, 2006, the Company shall pay to Executive a Base Salary at a rate of no less than 3% above the then existing Base Salary. The Base Salary shall be payable in accordance with the normal payroll procedures of the Company. The Base Salary shall be reviewed by the Board not less than once each fiscal year.

3.2 Bonus. In addition to his Base Salary, Executive shall be entitled to participate in all bonus programs or plans maintained by the Company from time to time on the same basis as other similarly situated executive employees of the Company; provided, that Executive’s annual bonus shall be no less than $37,000, or, if less than a full fiscal year, then payment shall be accrued and payable based on pro rata calculation commencing from date of most recent payment to the date of employee termination (the “Accrued Bonus”), payable on or before March 31 of each year during the term of this Agreement. Executive agrees that 15% of his annual bonus (not to exceed $10,000) shall be used to purchase the Company’s common stock (NASDAQ: TAXI) in the open market within 90 days of receipt of such bonus, or if prohibited by law, as soon as reasonably practicable thereafter.

3.4 Other Benefits. During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such benefits as are, or are from time to time hereafter, generally provided by the Company to its senior management employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any retirement plan, group life insurance, medical and dental insurance, accidental death and dismemberment insurance, travel accident insurance or other similar plan or program of the Company.

3.5 Expense Reimbursement. The Company shall reimburse Executive in accordance with its general reimbursement policies for all ordinary and necessary expenses incurred by Executive on behalf of the Company upon the presentation of appropriate supporting documentation.

3.6 Vacations. Executive shall be entitled to 4 weeks paid vacation for each year during the Employment Period, which vacations shall be taken at such time or times as shall not unreasonably interfere with Executive’s performance of his duties under this Agreement.

3.7 Car Allowance. In conjunction with his responsibilities, the Company shall pay or reimburse the cost of leasing a suitable automobile (equivalent to a Lexus LS 430) for Executive for his use during the Employment Period (or as otherwise set forth herein) of approximately $1,000.00 per month.

4. Termination of Employment Period.

4.1 Termination Without Cause. The Company may, by notice to Executive at any time during the Employment Period, terminate the Employment Period without Cause (as defined below).

4.2 Termination With Cause. The Company may, by notice to Executive at any time during the Employment Period, terminate the Employment Period with Cause. For purposes of this Agreement, “Cause” shall mean, as determined by the Board: (i) willful acts of gross misconduct or gross negligence by Executive in the performance of his duties hereunder, (ii) an intentional and material breach of this Agreement by Executive, (iii) substantial and continued failure by Executive to perform his duties hereunder which would be materially injurious to the Company; provided that the Company’s economic performance or failure to meet any specific projection shall not, in and of itself, constitute “Cause”, (iv) Executive’s illegal use of drugs (including narcotics) which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the performance of Executive’s duties hereunder, (v) Executive’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to (x) felony fraud, embezzlement or a crime of a similar nature, (y) a felony, or (z) any other criminal charge which has or could reasonably be expected to have a material adverse impact on the Company’s reputation and standing in the community, or (vi) Executive’s violation of any of the provisions of Sections 6, 7, or 8 herein. Any notice of termination for Cause given by the Company pursuant to Sections 4.2(ii), (iii) or (iv) above shall specify in writing in reasonable detail the nature of Executive’s action or inaction that is the cause for giving such notice. Executive will have 30 days to cure, to the reasonable satisfaction of the Board, any action or inaction charged by the Company for Cause under (i), (ii), (iii) or (iv) above. In the event of a termination of the Employment Period for Cause under (i), (iv), (v) or (vi) above, the Company shall specify in writing in reasonable detail the nature of the Executive’s action that is the cause for such termination and the Employment Period shall terminate immediately upon notice by the Company of termination for Cause following the Executive’s presentation of his defense to the Board as set forth below. In all other cases of a termination of the Employment Period for Cause, the Employment Period shall terminate 30 days after such notice of termination for Cause, unless Executive has satisfactorily cured such actions or inactions. In the event termination for Cause is determined pursuant to the discretion of the Company’s Board, the Executive shall be given an opportunity to defend his actions before the Board. The termination of Executive’s employment hereunder on account of the expiration of this Agreement by way of a notice of non-renewal pursuant to Section 1.2 shall not constitute a termination by the Company without Cause; provided, however, that if the Company does not offer the Executive a renewal or replacement of this Agreement pursuant to Section 1.2 or offer the Executive a replacement employment agreement, the Executive shall be entitled to receive the payments set forth in Section 5.6.

4.3 Voluntary Termination by Executive with Good Reason. Executive may terminate his employment with the Company for Good Reason upon thirty (30) days written notice, which notice shall specifically set forth the nature of such Good Reason. The term “Good Reason” shall mean: (i) the substantial and material diminution in Executive’s duties, responsibilities, reporting relationship or position, (ii) without Executive’s consent, the relocation of Executive’s principal office location more than twenty-five (25) miles from its current location, or (iii) the Company’s material breach of any provision of this Agreement; provided, however, that the term “Good Reason” shall not include a termination as a result of nonrenewal of this Agreement pursuant to Section 1.2 hereof or by reason of a Disability pursuant to Section 4.5 hereof. Notwithstanding the occurrence of any such event or circumstance above, such occurrence shall not be deemed to constitute Good Reason hereunder if, within the thirty-day notice period, the event or circumstance giving rise to Good Reason has been fully corrected by the Company.

4.4 Voluntary Termination by Executive without Good Reason. Executive may, by notice to the Company at any time during the Employment Period, voluntarily resign without Good Reason from employment with the Company and terminate the Employment Period. The effective date of such termination shall be the date that is thirty (30) days following the date on which such notice is given.

4.5 Disability. During the Employment Period, if, as a result of physical or mental incapacity or infirmity, Executive shall be unable to perform his duties under this Agreement for period of at least 120 continuous days during any employment period of 12 consecutive months (each a “Disability Period”), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder, Executive shall be deemed disabled (the “Disability”) and the Company, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician selected by the Company in good faith, whose determination shall be final and binding on the parties. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician. Notwithstanding the foregoing, the Company may conclusively determine Executive to be disabled and terminate the Employment Period on account of Disability at any time after Executive has commenced receiving benefits under any long-term disability insurance policy established by the Company which policy provides a minimum benefit of 55% of total compensation paid the executive for the prior 12 months and which is in force at least 24 months from the initial payment of a claim thereunder.

4.6 Death. The Employment Period shall end on the date of Executive’s death.

5. Termination Compensation.

5.1 Termination Without Cause by the Company, or by Executive with Good Reason. If, prior to a Change in Control, the Employment Period is terminated by the Company without Cause, or by Executive with Good Reason, the Company (i) will pay to Executive in a lump sum (x) Executive’s accrued but unpaid Base Salary, as in effect immediately prior to such termination, through the date of termination and (y) the Accrued Bonus (and Executive shall be relieved of any obligation to use such proceeds to purchase Company stock), (ii) will pay to Executive an amount equal to Executive’s Base Salary until the expiration date of the then applicable Initial Employment Period or Subsequent Employment Period, as the case may be plus Executive’s Accrued Bonus during such applicable periods and (iii) will continue health benefits and car lease payments for the Executive until the expiration of the then applicable Employment Period. The payments set forth in Section 5.1(ii) and 5.1(iii) shall be payable in accordance with the normal payroll procedures of the Company. In addition, as of the date of such termination, all options granted to Executive shall become immediately vested and exercisable. The Company shall have no obligation to continue any other benefits provided for hereunder past the date of termination.

5.2 Termination on account of Death. If, prior to a Change in Control, the Employment Period is terminated by the Company on account of Executive’s death, the Company will pay to Executive (or his estate) in a lump sum Executive’s Base Salary through the date of termination and any Accrued Bonus. The Company shall have no obligation to continue any other benefits provided for hereunder past the date of termination.

5.3 Termination on account of Disability. If, prior to a Change in Control, the Employment Period is terminated by the Company on account of Executive’s Disability, the Company (i) will pay to Executive in a lump sum (x) Executive’s accrued but unpaid Base Salary, as in effect immediately prior to such termination, through the date of termination and (y) any Accrued Bonus (and Executive shall be relieved of any obligation to use such proceeds to purchase Company stock), (ii) will pay to Executive an amount equal to Executive’s Base Salary for six months following the termination plus Executive’s Accrued Bonus during such period and (iii) shall provide health benefit coverage and continue lease payments on Executive’s automobile for six months following the termination. The Company shall have no obligation to continue any other benefits provided for hereunder past the date of termination.

5.4 Certain Other Terminations. If, prior to a Change in Control, the Employment Period is terminated by the Company for Cause or Executive resigns voluntarily without Good Reason, the Company shall pay to Executive in a lump sum Executive’s Base Salary plus Executive’s Accrued Bonus through the date of termination. The Company shall have no obligation to continue any other benefits provided for hereunder past the date of termination. All outstanding options then held by Executive to purchase shares of the Company’s common stock shall be forfeited upon a termination by the Company for Cause or if Executive resigns voluntarily without Good Reason.

5.5 Compensation following a Change in Control. Upon the occurrence of a Change in Control (as defined below) in the event this Agreement is not assumed by the successor corporation, the Executive shall be entitled to receive the termination payments set forth in Section 5.1. In addition, upon the occurrence of a Change in Control (as defined below) in the event this Agreement is assumed by the successor corporation, the Executive shall be entitled to receive a lump sum payment representing Executive’s Base Salary as in effect immediately prior to the Change in Control, for the prior twelve months. For purposes of this Section 5.5, a “Change in Control” shall be deemed to have taken place if (i) any “Person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Alvin Murstein or Andrew Murstein, or any of their respective affiliates, is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Voting Securities”); provided, however, that the event described above shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (a) by the Company or any subsidiary of the Company in which the Company owns more than 50% of the combined voting power of such entity (a “Subsidiary”), (b) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (c) by any underwriter temporarily holding the Company’s Voting Securities pursuant to an offering of such Voting Securities, or (d) pursuant to any acquisition by Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive) or (ii) during any period of 24 months or less, the persons who were Continuing Directors (as defined below) immediately before the beginning of such period shall cease, for any reason other than death, to constitute at least a majority of the Board, provided that any director who was not a director at the beginning of such period shall be deemed to be a Continuing Director if clause (ii) of the definition of “Continuing Director” applies. “Continuing Director” shall mean any member of the Board who either (i) is a member of the Board on the date hereof, or (ii) was nominated for election to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Continuing Directors.

5.6 Compensation for Non-Renewal. In the event the Company does not offer the Executive with a renewal of this Agreement pursuant to Section 1.2 or offer the Executive a replacement employment agreement (at no less than Executive’s then current Base Salary) prior to the expiration of the then current Employment Period, the Company shall provide the Executive with a payment which shall consist of (i) a lump sum payment equal to Executive’s Base Salary, as in effect immediately prior to the expiration of the then current Employment Period, for the prior six months and (y) shall provide health benefit coverage and continue lease payments on Executive’s automobile for six months following the expiration of the then current Employment Period.

6. Confidentiality.

Executive acknowledges that he has previously executed and delivered to the Company a Proprietary Invention and Assignment Agreement (“PIIA”) and that the terms of such agreement remain in full force and effect.

7. Noncompetition.

Executive agrees that, so long as the Company has paid the salary and benefits as set forth herein, or the termination payments as set forth in Section 5, and is not otherwise in breach of its obligations hereunder, for the period commencing on the Commencement Date and ending twelve (12) months after Executive’s termination of employment hereunder, Executive shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity which materially competes with the taxi medallion lending business of the Company or its affiliates. Nothing herein, however, shall prohibit Executive from acquiring or holding any issue of stock or securities of any competitive business, individual, partnership, firm, or corporation (collectively “Entity”) which has any securities listed on a national securities exchange or quoted in the daily listing of over-the-counter market securities, provided that at any one time he and his spouse do not own more than five percent (5%) of the voting securities of any such Entity. The obligations of Executive pursuant to this Section 7 shall survive the expiration or termination of this Agreement.

8. Nonsolicitation.

Executive agrees that, so long as the Company has paid the salary and benefits as set forth herein, or the termination payments as set forth in Section 5, and is not otherwise in breach of its obligations hereunder, for the period commencing on the Commencement Date and ending twelve (12) months after the termination of Executive’s employment hereunder, Executive shall not (i) hire (directly or indirectly), solicit (other than by newspaper or other media general solicitation), take away, or otherwise interfere with the relationship of the Company or its subsidiaries with any person who is, or within the most recent twelve-month period was, employed by or otherwise engaged to perform services for the Company or its subsidiaries or (ii) take away, or otherwise interfere with the relationship of the Company or its subsidiaries with any person or entity who is, or within the then most recent twelve-month period was, a customer or client of the Company. The obligations of Executive pursuant to this Section 8 shall survive the expiration or termination of this Agreement.

9. Successors; Binding Agreement.

This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other beneficiary or, if there be no such beneficiary, to Executive’s estate.

10. Survivorship.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

11. Waiver.

In consideration of the benefits granted hereunder, and upon receipt of Executives bonus for the year ended December 31, 2005, Executive agrees to release any and all alleged, potential, or actual claims against the Company and any of its affiliates, subsidiaries, officers or directors under the Prior Agreements. The Company acknowledges that as of the Commencement Date, Executive owes no sums to the Company for salary or bonus overpayments and the Company agrees to release Executive from any and all alleged, potential, or actual claims against Executive which it may have relating to salary or bonus payments.

12. Miscellaneous.

12.1 Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and received by the party for or to whom intended, at the address of such party set forth below, by registered or certified mail, postage paid or personally delivered or sent by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

If to the Company:

Medallion Financial Corporation

437 Madison Avenue

New York, NY 10022

Attn: President

Facsimile: 212-328-2121

If to Executive:

To his most recent address on file with the Company

12.2 Taxes. The Company is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of the Company to comply with applicable laws and regulations.

12.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws therein. Each party hereto irrevocably agrees that any legal action or proceeding to enforce the provisions of this Agreement shall be brought and determined in the courts of the State and County of New York and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and its successors and assigns to the jurisdiction of the aforesaid courts.

12.4 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

12.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

12.6 Severability. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

12.7 Entire Agreement. This Agreement and the PIIA contain the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

12.8 Validity. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

12.9 Remedies. Executive acknowledges that the Company’s remedy at law for a breach by Executive of the provisions of Sections 6, 7 or 8 will be inadequate. Executive further acknowledges that Executive’s agreement to abide by the provisions of Sections 6, 7 and 8 is a material condition precedent to the Company’s willingness to employ Executive and enter into this Agreement. Accordingly, in the event of a breach or threatened breach by Executive of any provision of Sections 6, 7 or 8, the Company shall be entitled to injunctive relief in addition to any other remedy it may have.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MEDALLION FINANCIAL CORP.

By:	/s/ Alvin Murstein
Name:	Alvin Murstein
Title:	Chairman and Chief Executive Officer

MICHAEL KOWALSKY

/s/ Michael Kowalsky